EMPLOYMENT AGREEMENT

BETWEEN

DEREK BURNEY

AND

COREL CORPORATION

MADE AS OF OCTOBER 17, 2001

EMPLOYMENT AGREEMENT

THIS AGREEMENT made as of October 17, 2001;

B E T W E E N:

COREL CORPORATION
(the "Corporation")

OF THE FIRST PART,

- and -

DEREK BURNEY
(the "Executive")

OF THE SECOND PART.

WHEREAS the Executive has been employed with the Corporation since April 4, 1993 in a variety of capacities, having been appointed as Interim Chief Executive Officer on August 15, 2000 and appointed Chief Executive Officer on October 2, 2000;

AND Whereas the Executive and the Corporation wish to formalize the terms and conditions of the Executive's employment as CEO with the Corporation;

THIS AGREEMENT WITNESSES that in consideration of the covenants and agreements contained in this Agreement, the parties agree as follows:

ARTICLE 1 - DEFINITIONS

1.1 Board

"Board" means the board of directors of the Corporation.

1.2 Change of Control

"Change of Control" means any change whereby less than one-half of the directors of the Corporation are persons who were directors twelve (12) months previously, unless the continuing directors and the Executive agree and the directors, by resolution, confirm that there has been no change of control.

1.3 Confidential Information

"Confidential Information" means confidential information of the Corporation, including trade secrets, customer lists and other confidential information concerning the business and affairs of the Corporation.

1.4 Date of Termination

"Date of Termination" means the date on which a proper Notice of Termination is given to or by the Executive.

1.5 Good Reason

"Good Reason" means:

(a) the Corporation and its subsidiaries, taken as a whole, cease to operate as a going concern;

(b) any action by the Corporation without the Executive's consent that constitutes constructive termination of the Executive's employment with the Corporation, including (i) any material reduction in the Executive's offices, titles, reporting relationships, powers, authority, duties or responsibilities; (ii) any reduction in the Executive's base salary; and (iii) any material reduction in the value of the Executive's employee group insurance or health benefit plans and programmes;

(c) the Corporation fails to pay, when due, any amount payable by it to the Executive pursuant to this Agreement;

(d) a Change of Control (provided that a Change of Control will cease to be Good Reason six (6) months after the Executive first becomes aware of the Change of Control); or

(e) any term of the Executive's employment with the Corporation is changed without the Executive's consent in any proceedings under any bankruptcy, reorganization, arrangement, dissolution, winding-up or liquidation statute or law of any jurisdiction, including the Companies' Creditors Arrangement Act (Canada).

1.6 Permanent Disability

"Permanent Disability" means the Executive's absence from his duties with the Corporation on a full time basis for more than six (6) consecutive months as a result of the Executive's incapacity due to physical or mental illness.

1.7 Severance Period

"Severance Period" means a period of eighteen (18) months from the Date of Termination, such period to increase by one month for every four (4) months the Executive serves as CEO after June 1, 2001 and such period not to exceed twenty-four (24) months in total.

1.8 Subsidiary

"Subsidiary" has the meaning ascribed to it in the Business Corporations Act.

ARTICLE 2 - EMPLOYMENT

2.1 Employment

Subject to the terms and conditions of this Agreement, the Corporation will employ the Executive in the office of Chief Executive Officer and the Executive will have the powers and authority to perform the duties and functions of the chief executive officer of a corporation, subject always to the control and direction of the Board. In performing such duties and functions, the Executive will have direction and control over all other officers and employees of the Corporation.

2.2 Review

The Executive and Corporation agree that they will review the terms and conditions of the Executive's employment every three (3) years and recommend changes, if any, to this Agreement, subject to Section 7.9.

2.3 Place of Employment

The Executive will perform his work and services for the Corporation primarily at its head office in Ottawa. The Executive acknowledges that the board of directors has the discretion to change the location of the head office of the Corporation, in which case the Executive will be required to relocate. In the event that the Executive agrees to relocate, all expenses incurred by the Executive and his family will be fully reimbursed. In the event that the board of directors decides to move the location of the head office more than 100 kilometres away from Ottawa and the Executive refuses to relocate and other mutually acceptable terms and conditions for continued employment are not agreed to, the Executive's employment will be terminated and he will be entitled to the payments provided for under section 5.3. The Executive acknowledges that the performance of his duties and functions will necessitate frequent travel to other places.

ARTICLE 3 - REMUNERATION AND BENEFITS

3.1 Base Salary

The Corporation will pay the Executive an annual base salary of $350,000.00, retroactive to the date of his appointment as Interim CEO on August 15, 2000. The Executive's base salary will be reviewed annually following completion of the Corporation's financial year ending November 30, 2001, by the Compensation Committee of the board of directors at the time of the review of compensation for members of the Executive Management Team or other senior management employees of the Corporation.

3.2 Benefits

The Executive will be entitled to participate in all health, disability, death, pension and other employee benefit plans and programmes of the Corporation in effect from time to time in accordance with their terms.

3.3 Incentive Plans

The Corporation shall pay the Executive an annual bonus if the Corporation achieves certain revenue, pre-tax operating income and/or development or other targets to be agreed each year in advance by the board of directors and the Executive. If one hundred percent (100%) of the objectives set for a given year are attained, the Executive shall be entitled to a bonus in the amount of forty-five percent (45%) of his annual base salary. The amount of bonus, if any, to which the Executive will be entitled for attaining a lesser percentage of objectives will be determined by the board of directors.

3.4 Stock Option Plans

The Executive will be eligible for a grant of options, at the discretion of the board of directors, in accordance with the policy and practice in place for other senior executives of the Corporation and in accordance with the terms and conditions of the stock option plan in place for senior executives of the Corporation.

3.5 Vacation

The Executive will be entitled to paid vacation each year in accordance with the policy and practice in place for other senior executives of the Corporation. The Executive will take his vacation at a time or times reasonable for each of the Corporation and the Executive in the circumstances.

3.6 Expenses

The Corporation will reimburse the Executive for all reasonable out-of-pocket expenses properly incurred by him in the course of the Executive's employment with the Corporation. The Executive will provide the Corporation with appropriate statements and receipts verifying such expenses.

3.7 Automobile

The Executive will be entitled to an automobile allowance consistent with that offered by the Corporation to its senior executives from time to time.

3.8 Parking

The Corporation will pay for a parking space for the Executive at its place of business.

3.9 Supplementary Pension Benefit

The Executive will be eligible for enrolment in the pension plan, if any, available to other senior executives of the Corporation and on the same terms and conditions applicable to other senior executives of the Corporation, subject to the condition that the Executive's compensation, as set out in Section 3.1, was determined on the assumption that any pension contributions made on behalf of the Executive will not result in contribution in excess of current RRSP contribution limits. The Executive acknowledges that the Corporation is currently reviewing the feasibility of a corporate pension plan and no decision has been made, as of this date, on the availability of a plan for company employees and executives.

3.10 Membership Fees

The Corporation agrees to reimburse the Executive for the cost of a membership at the Rideau Club in Ottawa, for such time as he remains in the position of CEO of the Corporation, including any minimum use fees which are not otherwise claimed by the Executive pursuant to Section 3.6.

3.11 Legal Fees

The Corporation will reimburse the Executive for legal fees incurred for the review of this Agreement, to a maximum of $2,000.00.

ARTICLE 4 - EXECUTIVE'S COVENANTS

4.1 Full Time Service

The Executive will devote all of his time, attention and effort to the business and affairs of the Corporation and its subsidiaries and will well and faithfully serve the Corporation and its subsidiaries and will use his best efforts to promote the interests of the Corporation and its subsidiaries.

4.2 Duties and Responsibilities

The Executive will duly and diligently perform all the duties assigned to him and commensurate with his CEO position while in the employ of the Corporation, and will truly and faithfully account for and deliver to the Corporation all money, securities and things of value belonging to the Corporation which the Executive may from time to time receive for, from or on account of the Corporation.

4.3 Rules and Regulations

The Executive will be bound by and will faithfully observe and abide by all the rules and regulations of the Corporation from time to time in force which are brought to his notice or of which he should reasonably be aware.

4.4 Confidential Information

(a) The Executive acknowledges that, by reason of his employment with the Corporation, he will have access to Confidential Information. The Executive agrees that, during and after his employment with the Corporation, he will not disclose to any person, except in the proper course of his employment with the Corporation, or use for his own purposes or for any purposes other than those of the Corporation, any Confidential Information acquired by him.

(b) Any breach of Section 4.4(a) by the Executive will result in material and irreparable harm to the Corporation although it may be difficult for the Corporation to establish the monetary value flowing from such harm. The Executive therefore agrees that the Corporation, in addition to being entitled to the monetary damages which flow from the breach, will be entitled to injunctive relief in a court of appropriate jurisdiction in the event of any breach by the Executive of Section 4.4(a). In addition, the Corporation will be relieved of any further obligation to make any payments to the Executive or provide him with any benefits as outlined in Section 5.3, except those in Sections 5.3(a)(i) and 5.3(a)(ii), in the event of a breach by the Executive of Section 4.4(a).

ARTICLE 5 - TERMINATION

5.1 Termination by the Corporation

The Corporation may terminate the Executive's employment with the Corporation at any time by giving a Notice of Termination to the Executive.

5.2 Termination by the Executive

The Executive may terminate his employment with the Corporation at any time by giving 30 days' Notice of Termination to the Corporation.

5.3 Payments on Termination Without Cause or for Good Reason

(a) If the Executive's employment with the Corporation is terminated by the Corporation pursuant to Section 5.1 for any reason other than cause or Permanent Disability, or is terminated by the Executive pursuant to Section 5.2 for Good Reason, and subject to and conditional upon the Executive complying with the provisions of Article 6, the Corporation will:

(i) pay to the Executive an amount equal to the salary earned by him up to the Date of Termination and any outstanding vacation pay calculated as of such Date;

(ii) reimburse the Executive in accordance with Section 3.6 for any expenses incurred by him up to and including the Date of Termination;

(iii) subject to Sections 5.3(b) and (c), pay to the Executive an amount equivalent to the salary that would have been payable to him, on the basis of Section 3.1, for the Severance Period, such payment to be made as a lump sum payment equivalent to twelve months' salary immediately upon termination of employment, with the remaining amount to be paid within twelve (12) months of the Date of Termination at such times as the board of directors shall determine in its discretion, but in such amounts and at such times as shall be not less than equal monthly installments and not more than twelve (12) such installments commencing thirty (30) days following the Date of Termination;

(iv) maintain the Executive's benefits referred to in Section 3.2 for the Severance Period or, if that is not possible, pay to the Executive an amount equal to the cost of such benefits to the Corporation, grossed up so that the after tax value of the payments is equal to the cost of the benefits to the Corporation;

(v) give the Executive credit under the Corporation's pension plan for an additional period of service with the Corporation equal to the Severance Period or, if that is not possible, pay to the Executive an amount equal to the then present value of the benefits under the Corporation's pension plan attributable to such service, grossed up so that the after tax value of the payments is equal to then present value of the benefits;

(vi) pay to the Executive an amount equivalent to the amount that would have been payable to him under incentive plans for the Severance Period, such amount to be calculated as a percentage of base salary at the Date of Termination, the percentage to be an average of the percentages used to calculate the Executive's incentive payment in the preceding two years;

(vii) permit the Executive to exercise at any time within six (6) months from the Date of Termination all options granted to the Executive on or after October 1, 2001 that would otherwise vest during the Severance Period and permit the Executive to exercise all other options vested on the Date of Termination within 30 days of the Date of Termination;

(viii) continue the automobile arrangements outlined in Section 3.7 for the Severance Period.

(ix) pay during the Severance Period the membership fees at Rideau Club pursuant to Section 3.10 of this Agreement.

(b) Notwithstanding the foregoing, the payments contemplated by Section 5.3(a)(iii), excluding the lump sum payment described therein, will be reduced by fifty per cent (50%) during any period when the Executive has obtained alternate employment or has otherwise mitigated any damages arising from the termination of his employment. The Executive has a duty to mitigate his damages and will promptly notify the Corporation of such employment or mitigation.

(c) Notwithstanding Section 5.3(a)(iii), in the event there is a Change of Control, the Corporation will pay to the Executive an amount equivalent to the twenty-four (24) months' salary, on the basis of Section 3.1, such entire payment to be made immediately as a lump sum payment, together with such other payments to which the Executive is entitled pursuant to Section 5.3(a)(i) to (ix).

(d) The parties agree that the provisions of Section 5.3 are fair and reasonable and that the amounts payable by the Corporation to the Executive or for his benefit pursuant to Section 5.3 are reasonable estimates of the damages which will be suffered by the Executive in the event of the termination of his employment with the Corporation in the circumstances set out in this Section 5.3 and will not be construed as a penalty and such payments will be deemed to include all termination pay and severance pay owing to the Executive pursuant to the Employment Standards Act (Ontario) in respect of the termination of his employment.

(e) The parties agree that the payments under Section 5.3(a)(ii) or 5.3(c) will be deemed to include all termination pay and severance pay owing to the Executive pursuant to the Employment Standards Act (Ontario) in respect of the termination of his employment.

5.4 Payments on Termination by Corporation for Cause or by Reason of Permanent Disability or on Termination by the Executive Without Good Reason

(a) If the Executive's employment with the Corporation is terminated by the Corporation pursuant to Section 5.1 for cause or by reason of Permanent Disability, or if such employment is terminated by the Executive pursuant to Section 5.2 without Good Reason, the Corporation will:

(i) pay to the Executive an amount equal to the salary earned by him up to the Date of Termination and any outstanding vacation pay calculated as of such date;

(ii) reimburse the Executive in accordance with Section 3.6 for any expenses incurred by him up to and including the Date of Termination;

(iii) pay to the Executive any amounts owing to him under the incentive plans in accordance with the terms of such Plans and based on service up to the Date of Termination but not after the Date of Termination; and

(iv) arrange for the Executive to receive any pension benefits to which he is entitled pursuant to the Corporation's pension plan.

(b) If the Executive's employment with the Corporation is terminated by the Corporation pursuant to Section 5.1 by reason of Permanent Disability, the Corporation will:

(i) continue to pay to the Executive an amount equal to his salary at the rate in effect immediately prior to such termination for the balance, if any, of the applicable waiting period for long term disability benefits stipulated in the Corporation's long term disability plan (the "Waiting Period");

(ii) maintain during the Waiting Period and during any period in which the Executive is receiving long term disability benefits pursuant to the Corporation's long term disability plan (the "Long Term Disability Period") those of the Executive's benefits referred to in Section 3.2 which are normally continued for the Corporation's employees who are in receipt of either short term disability benefits or long term disability benefits; and

(iii) give the Executive credit under the Corporation's pension plan for an additional period of service with the Corporation equal to the Waiting Period and the Long Term Disability Period;

(iv) permit the Executive or his legal representative to exercise at any time within six (6) months from the Date of Disability all options granted to the Executive on or after October 1, 2001 and held by the Executive at the Date of Termination that have vested on the Date of Termination or would otherwise vest during the twelve month period following the Date of Termination and permit the Executive or his legal representative to exercise all other options vested on the Date of Disability within such six (6) months period;

(c) The Executive and the Corporation agree that the termination of the Executive's employment by the Corporation by reason of Permanent Disability is not contrary to the Ontario Human Rights Code and that further accommodation would be undue hardship on the Corporation.

5.5 Payments on Death of the Executive

(a) if the Executive's employment with the Corporation is terminated by death, the Corporation will:

(i) pay to the Executive an amount equal to the salary earned by him up to the Date of Death and any outstanding vacation pay calculated as of such date;

(ii) reimburse in accordance with Section 3.6 for any expenses incurred by him up to and including the Date of Death;

(iii) pay to the Executive any amounts owing to him under the incentive plans in accordance with the terms of such Plans and based on service up to the Date of Death but not after the Date of Death;

(iv) arrange for the Executive to receive any pension benefits to which he is entitled pursuant to the Corporation's pension plan; and

(v) permit the legal representative of the Executive to exercise at any time within six (6) months from the Date of Death all options granted to the Executive on or after October 1, 2001 and held by the Executive at the Date of Death that have vested on the Date of Death or would otherwise vest during the six (6) months period following the Date of Death and permit the legal representative of the Executive to exercise all other options vested on the Date of Death within twelve (12) months of the Date of Death;

5.6 Return of Property

Subject to Section 5.3(a)(viii), upon any termination of his employment with the Corporation, the Executive will deliver or cause to be delivered to the Corporation promptly all books, documents, money, securities or other properties of the Corporation that are in the possession, charge, control or custody of the Executive.

5.7 No Termination Claims

Upon any termination of the Executive's employment by the Corporation in compliance with this Agreement or upon any termination of the Executive's employment by the Executive, the Executive will have no action, cause of action, claim or demand against the Corporation, any related or associated corporations or any other person as a consequence of such termination.

5.8 Resignation as Director and Officer

Upon any termination of the Executive's employment under this Agreement, the Executive will sign forms of resignation indicating his resignation as a director and officer of the Corporation, if applicable.

5.9 Provisions which Operate Following Termination

Notwithstanding any termination of the Executive's employment under this Agreement for any reason whatsoever and with or without cause, the provisions of Sections 4.4, 5.3, 5.4, 5.5, 5.6, 5.7, 6.1, 6.2 and 6.3 of this Agreement and any other provisions of this Agreement necessary to give efficacy thereto will continue in full force and effect following such termination.

ARTICLE 6 - NON-COMPETITION AND NON-SOLICITATION

6.1 Non-Competition

(a) The Executive will not, without the prior written consent of the Corporation, at any time for a period of (i) six (6) months following the termination of the Executive's employment under this Agreement for cause or (ii) the end of the Severance Period if terminated without cause, either individually or in partnership or jointly or in conjunction with any person as principal, agent, employee, shareholder (other than a holding of shares listed on a Canadian or United States stock exchange that does not exceed 5% of the outstanding shares so listed) or in any other manner whatsoever carry on or be engaged in or be concerned with or interested in or advise, lend money to, guarantee the debts or obligations of or permit his name or any part of his name to be used or employed by any person engaged in or concerned with or interested in within North America, (i) a business which is competitive with any business carried on by the Corporation during the term of employment or during any Severance Period, or (ii) following termination of the Executive's employment under this Agreement for cause, a business which is competitive with any business carried on by the Corporation at the date of such termination.

(b) The Executive confirms that all restrictions in Section 6.1(a) are reasonable and valid and that the Executive waives all defences to the strict enforcement of such restrictions by the Corporation.

6.2 Non-Solicitation

(a) The Executive will not, without the prior consent of the Corporation, during the term of his employment or at any time for a period of twelve (12) months following the termination of the Executive's employment under the Agreement for whatever reason and with or without cause, either individually, or in partnership, or jointly, or in conjunction with any person as principal, agent, employee or shareholder (other than a holding of shares listed on a Canadian or United States stock exchange that does not exceed 5% of the outstanding shares so listed) or in any other manner whatsoever on his own behalf or on behalf of anyone competing or endeavouring to compete with the Corporation, directly or indirectly solicit, or gain the custom of, interfere with or endeavour to entice away from the Corporation any person who:

(i) is a client of the Corporation at the Date of Termination for whatever reason of this Agreement and with whom the Executive dealt during the Executive's employment;

(ii) was a client of the Corporation at any time during the Executive's employment at the Corporation and with whom the Executive dealt during the Executive's employment; or

(iii) has been pursued as a prospective client by or on behalf of the Corporation at any time within twelve (12) months prior to the Date of Termination of this Agreement for whatever reason and in respect of whom the Corporation has not determined to cease all such pursuit.

(b) The Executive confirms that all restrictions in Section 6.2(a) are reasonable and valid and that the Executive waives all defences to the strict enforcement of such restrictions in Section 6.2(a) by the Corporation.

(c) Sections 6.2(a)(i),(ii) and (iii) are each separate and distinct covenants, severable one from the other and if any such covenant or covenants are determined to be invalid or unenforceable, such invalidity or unenforceability will attach only to the covenant or covenants as determined and all other such covenants will continue in full force and effect.

(d) The Executive, for a period of twelve (12) months following the termination of the Executive's employment under the Agreement for whatever reason and with or without cause, will not interfere with or entice away any person who is an employee of the Corporation at the Date of Termination of this Agreement for whatever reason.

6.3 Breach

Any breach of the provisions of Sections 6.1(a), 6.2(a), or 6.2(d) by the Executive will result in material and irreparable harm to the Corporation although it may be difficult for the Corporation to establish the monetary value flowing from such harm. The Executive therefore agrees that the Corporation, in addition to being entitled to the monetary damages which flow from the breach, will be entitled to injunctive relief in a court of appropriate jurisdiction in the event of any breach or threatened breach by the Executive of any of the provisions of Sections 6.1(a), 6.2(a) or 6.2(d). In addition, the Corporation will be relieved of any further obligations to make any payments to the Executive or provide him with any benefits as outlined in Section 5.3, except those in Section 5.3(a)(i) and 5.3(a)(ii), in the event of a breach by the Executive of any of the provisions of Sections 6.1(a), 6.2(a) or 6.2(d)

ARTICLE 7 - GENERAL

7.1 Notices

Any demand, notice or other communication ("Communication") to be given in connection with this Agreement will be given in writing by personal delivery, by registered mail or by electronic means of communication addressed to the recipient as follows:

To the Corporation:

1600 Carling Avenue
Ottawa, ON K1Z 8R7

Attention: Chairman

To the Executive:

23 Wendell Avenue

Stittsville, ON K2S 1G8

or such other address, individual or electronic communication number as may be designated by notice given by either party to the other. Any Communication given by personal delivery will be conclusively deemed to have been given on the day of actual delivery of the Communication and, if given by registered mail, on the third day, other than a Saturday, Sunday or statutory holiday in Ontario, following the deposit of the Communication in the mail and, if given by electronic communication, on the day of transmittal of the Communication if given during the normal business hours of the recipient and on the business day during which such normal business hours next occur if not given during such hours on any day. If the party giving any Communication knows or ought reasonably to know of any difficulties with the postal system which might affect the delivery of mail, any such Communication may not be mailed but must be given by personal delivery or by electronic communication.

7.2 Time of Essence

Time will be of the essence of this Agreement.

7.3 Deductions

The Corporation will deduct all statutory deductions from any amounts to be paid to the Executive under this Agreement.

7.4 Sections and Headings

The division of this Agreement into Articles and Sections and the insertion of headings are for the convenience of reference only and will not affect the construction or interpretation of this Agreement. The terms "this Agreement", "hereof", "hereunder" and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof and include any agreement or instrument supplemental or ancillary hereto. Unless something in the subject matter or context is inconsistent therewith, references herein to Articles and Sections are to Articles and Sections of this Agreement.

7.5 Number

In this Agreement words importing the singular number only will include the plural and vice versa and words importing the masculine gender will include the feminine and neuter genders and vice versa and words importing persons will include individuals, partnerships, associations, trusts, unincorporated organizations and corporations and vice versa.

7.6 Benefit of Agreement

This Agreement will enure to the benefit of and be binding upon the heirs, executors, administrators and legal personal representatives of the Executive and the successors and permitted assigns of the Corporation respectively.

7.7 Entire Agreement

(a) Subject to Section 7.7 (b), this Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and cancels and supersedes any prior understandings and agreements between the parties to this Agreement with respect to the subject matter of this Agreement. There are no representations, warranties, forms, conditions, undertakings or collateral agreements, express, implied or statutory between the parties other than as expressly set forth in this Agreement.

(b) The Executive executed on May 6, 1998, in favour of the Corporation, an agreement concerning Confidential Information, Industrial and Intellectual Property, and Non-Competition and Non-Solicitation, a copy of which is attached hereto as Schedule "A". The obligations and conditions set forth in Schedule "A" continue in full force and effect to the extent that they are not inconsistent with the provisions of this Agreement, in which case the provisions of this Agreement shall take precedence.

7.8 Pre-Contractual Representations

The Executive hereby waives any right to assert a claim based on any pre-contractual representations, negligent or otherwise, made by the Corporation.

7.9 Amendments and Waivers

No amendment to this Agreement will be valid or binding unless set forth in writing and duly executed by both of the parties to this Agreement. No waiver of any breach of any provision of this Agreement will be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided in the written waiver, will be limited to the specific breach waived.

7.10 Severability

If any provision of this Agreement is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability will attach only to such provision or part of such provision and the remaining part of such provision and all other provisions of this Agreement will continue in full force and effect.

7.11 Governing Law

This Agreement will be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable in Ontario.

7.12 Attornment

For the purpose of all legal proceedings this Agreement will be deemed to have been performed in the Province of Ontario and the courts of the Province of Ontario will have jurisdiction to entertain any action arising under this Agreement. The Corporation and the Executive each hereby attorns to the jurisdiction of the courts of the Province of Ontario provided that nothing in this Agreement contained will prevent the Corporation from proceeding at its election against the Executive in the courts of any other province or country.

7.13 Copy of Agreement

The Executive hereby acknowledges receipt of a copy of this Agreement duly signed by the Corporation.

IN WITNESS WHEREOF the parties have executed this Agreement.

Corel Corporation

By:	_______________________________
Name:
Title:

By:	_____________________________
Name:
Title:

WITNESS:

Signature	Derek J. Burney

Name (Please print)